EXHIBIT 8.1

           Significant Subsidiaries of 02 MICRO INTERNATIONAL LIMITED

0//2//Micro, Inc., a California corporation

0//2//Micro Electronics, Inc., a Taiwan company

0//2//Micro International Japan Limited, a Japanese company

0//2//Micro PTE Limited-Singapore, a Singapore company

Aotu Micro (Wuhan) Co., Ltd., a Chinese company

0//2//Micro (Beijing) Co., Ltd., a Chinese company

0//2//Micro (China) Co., Ltd., a Chinese company

0//2//Micro (Chengdu) Co., Ltd., a Chinese company

OceanOne Semiconductor (Ningbo) Limited, a Chinese company